Exhibit 4.2

ARTICLES SUPPLEMENTARY OF
SERIES 1998 JUNIOR PARTICIPATING PREFERRED SHARES
OF BENEFICIAL INTEREST OF
COLONIAL PROPERTIES TRUST

Pursuant to Sections 10-13-7 of the
Code of Alabama 1975
         Colonial Properties Trust, an Alabama real estate investment trust (the "Company"), hereby certifies that on October 22, 1998, pursuant to authority conferred by Sections 3.2(e) and 6.3 of the Declaration of Trust of the Company, as amended to the date hereof and as the same may be amended hereafter from time to time (the "Declaration of Trust"), and in accordance with Section 10-13-7 of the Code of Alabama 1975, the Board of Trustees duly classified unissued preferred shares of beneficial interest ("Preferred Shares") of the Company, and the description of such Preferred Shares, including the designation and amount thereof and the voting rights or powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, as set by the Board of Trustees, are as follows:

         Section 1. Designation and Amount. The shares of such series of Preferred Shares, par value $.01 per share, shall be designated as "Series 1998 Junior Participating Preferred Shares of Beneficial Interest" (the "Series 1998 Junior Participating Preferred Shares"), and the number of shares constituting such series shall be 6,500. Such number of shares may be increased or decreased by resolution of the Board of Trustees; provided, that no decrease shall reduce the number of Series 1998 Junior Participating Preferred Shares to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series 1998 Junior Participating Preferred Shares.

         Section 2.        Distributions.

         (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Shares ranking prior and superior to the Series 1998 Junior Participating Preferred Shares with respect to distributions, the holders of Series 1998 Junior Participating Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Trustees out of funds legally available for the purpose, quarterly distributions payable in cash on the 15th day of November, February, May and August in each year (each such date being referred to herein as a "Quarterly Distribution Payment Date"), commencing on the first Quarterly Distribution Payment Date after first issuance of a share or fraction of a share of Series 1998 Junior Participating Preferred Shares, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $100.00 or (b) subject to the provision for adjustment hereinafter set forth, 10,000 times the aggregate per share amount of all cash distributions, and 10,000 times the aggregate per share amount (payable in kind) of all non-cash distributions or other distributions, other than a distribution payable in common shares of beneficial interest, par value $.01 per share, of the Company (the "Common Shares"), or a subdivision of the outstanding Common Shares (by reclassification or otherwise), declared on the Common Shares, since the immediately preceding Quarterly Distribution Payment Date, or, with respect to the first Quarterly Distribution Payment Date, since the first issuance of any share or fraction of a share of Series 1998 Junior Participating Preferred Shares. In the event the Company shall at any time after October 22, 1998 (the "Rights Dividend Declaration Date") (i) declare or pay any distribution on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares, or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the amount to which holders of Series 1998 Junior Participating Preferred Shares were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

         (B) The Company shall declare a distribution on the Series 1998 Junior Participating Preferred Shares as provided in paragraph (A) above immediately after it declares a distribution on the Common Shares (other than a distribution payable in Common Shares); provided that, in the event no distribution shall have been declared on the Common Shares during the period between any Quarterly Distribution Payment Date and the next subsequent Quarterly Distribution Payment Date, a distribution of $100.00 per share on the Series 1998 Junior Participating Preferred Shares shall nevertheless be payable on such subsequent Quarterly Distribution Payment Date.

         (C) Distributions shall begin to accrue and be cumulative on outstanding Series 1998 Junior Participating Preferred Shares from the Quarterly Distribution Payment Date next preceding the date of issue of such Series 1998 Junior Participating Preferred Shares, unless the date of issue of such shares is prior to the record date set for the first Quarterly Distribution Payment Date, in which case distributions on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly
Distribution Payment Date or is a date after the record date for the determination of holders of Series 1998 Junior Participating Preferred Shares entitled to receive a quarterly distribution and before such Quarterly Distribution Payment Date, in either of which events such distributions shall begin to accrue and be cumulative from such Quarterly Distribution Payment Date. Accrued but unpaid distributions shall not bear interest. Distributions paid on the Series 1998 Junior Participating Preferred Shares in an amount less than the total amount of such distributions at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Trustees may fix a record date for the determination of holders of Series 1998 Junior Participating Preferred Shares entitled to receive payment of a distribution declared thereon, which record date shall be no more than 50 days prior to the date fixed for the payment thereof.

         Section 3. Voting Rights. The holders of Series 1998 Junior Participating Preferred Shares shall have the following voting rights:

         (A) Subject to the provision for adjustment hereinafter set forth, each Series 1998 Junior Participating Preferred Share shall entitle the holder thereof to one vote on all matters submitted to a vote of the shareholders of the Company. In the event the Company shall at any time after the Rights Dividend Declaration Date (i) declare any distribution on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares, or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the number of votes per share to which holders of Series 1998 Junior Participating Preferred Shares were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

         (B) Except as otherwise provided by law or in any other Articles Supplementary of the Company creating a series of Preferred Shares, whether now existing or hereafter created, the holders of Series 1998 Junior Participating Preferred Shares and the holders of Common Shares shall vote together as one class on all matters submitted to a vote of shareholders of the Company.

         (C)  Except  as  set  forth  herein,  holders  of  Series  1998  Junior
Participating Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as set forth herein) for taking any trust action.

         Section 4.        Certain Restrictions.

         (A) Whenever distributions payable on the Series 1998 Junior Participating Preferred Shares as provided in Section 2 are not paid, thereafter and until such distributions, whether or not declared, on Series 1998 Junior Participating Preferred Shares outstanding shall have been paid in full, the Company shall not:

                  (i) declare or pay distributions on, or make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of beneficial interest ranking junior (either as to distributions or upon liquidation, dissolution or winding up) to the Series 1998 Junior Participating Preferred Shares; or

                  (ii) declare or pay distributions on, or make any other distributions on, any shares of beneficial interest ranking on a parity (either as to distributions or upon liquidation, dissolution or winding up) with the Series 1998 Junior Participating Preferred Shares, except distributions paid ratably on the Series 1998 Junior Participating Preferred Shares and all such parity shares of beneficial interest on which distributions are payable in proportion to the total amounts to which the holders of all such shares are then entitled; or

                  (iii) redeem or purchase or otherwise acquire for consideration shares of beneficial interest ranking on a parity (either as to distributions or upon liquidation, dissolution or winding up) with the Series 1998 Junior Participating Preferred Shares, provided that the Company may at any time redeem, purchase or otherwise acquire any such parity shares of beneficial interest in exchange for any shares of beneficial interest of the Company ranking junior (either as to distributions or upon dissolution, liquidation or winding up) to the Series 1998 Junior Participating Preferred Shares; or

                  (iv) redeem or purchase or otherwise acquire for consideration any Series 1998 Junior Participating Preferred Shares, or any shares of beneficial interest ranking on a parity with the Series 1998 Junior Participating Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Trustees) to all holders of such shares upon such terms as the Board of Trustees, after consideration of the respective annual distribution rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

         (B) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of beneficial interest of the Company unless the Company could, under paragraph (A) of this
Section 4, purchase or otherwise acquire such shares at such time and in such manner.

         Section 5. Reacquired Shares. Any Series 1998 Junior Participating Preferred Shares purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Shares and may be reissued as part of a new series of Preferred Shares to be created by resolution or resolutions of the Board of Trustees, subject to the conditions and restrictions on issuance set forth herein.

         Section 6.        Liquidation, Dissolution or Winding Up.

         (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Company, no distribution shall be made to the holders of shares of beneficial interest ranking junior (either as to distributions or upon liquidation, dissolution or winding up) to the Series 1998 Junior Participating Preferred Shares unless, prior thereto, the holders of Series 1998 Junior Participating Preferred Shares shall have received $920,000 per share, plus any unpaid distributions payable thereon, whether or not declared, to the date of such payment (the "Series 1998 Liquidation Preference"). Following the payment of the full amount of the Series 1998 Liquidation Preference, no additional distributions shall be made to the holders of Series 1998 Junior Participating Preferred Shares unless, prior thereto, the holders of Common Shares shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series 1998 Liquidation Preference by (ii) 10,000 (as appropriately adjusted as set forth in subparagraph (C) below to reflect such events as share splits, share distributions and recapitalizations with respect to the Common Shares) (such number in clause (ii) immediately above being referred to as the "Adjustment Number"). Following the payment of the full amount of the Series 1998 Liquidation Preference and the Common Adjustment in respect of all outstanding Series 1998 Junior Participating Preferred Shares and Common Shares, respectively, holders of Series 1998 Junior Participating Preferred Shares and holders of Common Shares shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to one (1) with respect to such Preferred Shares and Common Shares, on a per share basis, respectively.

         (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series 1998 Liquidation Preference and the liquidation preferences of all other series of Preferred Shares, if any, which rank on a parity with the Series 1998 Junior Participating Preferred Shares, then such remaining assets shall be distributed ratably to the holders of such parity shares of beneficial interest in proportion to their respective liquidation preferences. In the event, however, that there are sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Shares.

         (C) In the event the Company shall at any time after the Rights Dividend Declaration Date (i) declare any distribution on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares, or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

         Section 7. Consolidation, Merger, etc. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Series 1998 Junior Participating Preferred Shares shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 10,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged. In the event the Company shall at any time after the Rights Dividend Declaration Date
(i) declare any distribution on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares, or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series 1998 Junior Participating Preferred Shares shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

         Section 8. Redemption. The outstanding Series 1998 Junior Participating Preferred Shares may be redeemed as a whole, but not in part, at any time, or from time to time, at the option of the Board of Trustees, at a cash price per share equal to 105 percent of (i) the product of the Adjustment Number times the Average Market Value (as such term is hereinafter defined) of the Common Shares, plus (ii) all distributions which on the redemption date are payable on the shares to be redeemed and have not been paid or declared, and a sum sufficient for the payment thereof set apart, without interest. The "Average Market Value" is the average of the closing sale prices of the Common Shares during the 30 day period immediately preceding the date before the redemption date on the New York Stock Exchange, or if the Common Shares are not listed on the New York Stock Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the Common Shares are listed, or, if the Common Shares are not listed on any such exchange, or if no such quotations are available, the fair market value of the Common Shares as determined by the Board of Trustees in good faith.

         Section 9. Ranking. Notwithstanding anything contained herein to the contrary, the Series 1998 Junior Participating Preferred Shares shall rank junior to all other series of the Company's Preferred Shares as to the payment of distributions and the distribution of assets in liquidation, unless the terms of any such series shall provide otherwise.

         Section 10. Amendment. The Declaration of Trust shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series 1998 Junior Participating Preferred Shares so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding Series 1998 Junior Participating Preferred Shares, voting separately as a class.

         Section 11. Fractional Shares. Series 1998 Junior Participating Preferred Shares may be issued in fractions of a share which shall entitle the holders, in proportion to such holders fractional shares, to exercise voting rights, receive distributions, participate in distributions and to have the benefit of all other rights of holders of Series 1998 Junior Participating Preferred Shares.

         Section 12. Restrictions on Ownership and Transfer. The beneficial ownership and transfer of the Series 1998 Junior Participating Preferred Shares shall in all respects be subject to the applicable provisions of Section 6.7 of the Declaration of Trust.

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Financial Officer as of October 26, 1998.
COLONIAL PROPERTIES TRUST


By:      /s/Howard B. Nelson, Jr.
         Howard B. Nelson, Jr.
         Chief Financial Officer